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                                                               EXHIBIT 99(f) (2)

                              FIRST AMERICAN FUNDS
                    DEFERRED COMPENSATION PLAN FOR DIRECTORS
                                SUMMARY OF TERMS
                             [Amended December 2007]

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ELIGIBILITY                   -    All directors of the First American Fund
                                   family that are not employees of U.S. Bancorp

ACCOUNT CREDITS               -    Credits are equal to the amount of annual
                                   retainer and meeting fees that the Director elects to defer into the plan

ENROLLMENT                    -    Written election must be made before first
                                   day of the calendar year affected

                              - Enrollment elections remain in effect until the end of the year in which the Director revokes or modifies the election

                              - Investment elections may be changed at any time.

MINIMUM ELECTION              -    Directors must elect to defer at least
                                   $10,000 into the plan in any year in which the Director elects to participate

ACCOUNT ADJUSTED VALUE        -    Account value is adjusted as if invested (in
                                   10% increments) in selected menu of open-end
                                   First American Funds designated by the
                                   Director

                              - Each investment election applies to future contributions and existing Account balances

                              - Accounts are rebalanced when a new investment election is made. In addition, if no new investment election is made for the start of a year, existing Account is rebalanced to the most recent prior election.

VESTING                       -    All amounts are 100% vested

FORM OF DISTRIBUTION          -    Cash

                              -    Three forms are available:

                                   -    Five substantially equal annual
                                        installments

                                   -    Ten substantially equal annual
                                        installments

                                   -    Single lump sum

                              -    Changes in the form of distribution
                                   previously elected are subject to
                                   certain limitations set forth in the
                                   Plan.

WHEN DISTRIBUTIONS COMMENCE   -    As soon as administratively feasible
                                   following the earliest of:

                                   -    The Director's death

                                   -    The Director's removal or
                                        resignation from the Board

                                   -    Termination of the Plan (if
                                        consistent with then-current tax
                                        law interpretations)
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INCOME DEFERRAL               -    Tax is deferred until distribution
                                   is available

                              -    Distributions are ordinary income

OBLIGATION OF THE COMPANY     -    Accounts under the plan are obligations
                                   of the Funds

ASSIGNMENT                    -    Account cannot be assigned or pledged

BENEFICIARIES                 -    Director may designate beneficiaries to
                                   receive Account after death

ADMINISTRATION                -    Administered by U.S. Bancorp Asset
                                   Management, Inc.
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